Exhibit 99.1

Contact:

David Smith

(212) 515-7783

NEW SENIOR ANNOUNCES DEFINITIVE DOCUMENTATION FOR INTERNALIZATION

Company’s Management Function Will Be Internalized as of January 1, 2019

NEW YORK — November 20, 2018 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today it has entered into a definitive agreement to internalize the Company’s management function, effective as of January 1, 2019.

Strategic Review

As previously announced on February 23, 2018, the Company’s Board of Directors (the “Board”), together with the Company’s management team and legal and financial advisors, have been exploring a full range of strategic alternatives to maximize shareholder value. The Board formed a special committee (the “Special Committee”), composed entirely of independent and disinterested directors, to address certain aspects of the strategic review. In connection with the strategic review, the Company retained J.P. Morgan Securities LLC as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor. In addition, the Special Committee retained Morgan Stanley & Co. LLC as its independent financial advisor and Wachtell, Lipton, Rosen & Katz as its independent legal advisor.

The strategic review has been a multi-step process, resulting in the following previously announced initiatives: (1) the termination of triple net leases and entry into new management agreements for 51 IL Assets in May 2018, (2) a re-set of the Company’s dividend in August 2018, (3) the $720 million refinancing completed on October 10, 2018 and (4) an agreement in principle reached in August 2018 to internalize the Company’s management function, subject to the completion of definitive documentation.

On November 19, 2018, the Company and the Manager formalized the agreement in principle to internalize the Company’s management function with the entry into a Termination and Cooperation Agreement (the “Termination and Cooperation Agreement”).

Termination and Cooperation Agreement

Currently, the Company is externally managed by FIG LLC (the “Manager”), an affiliate of Fortress Investment Group LLC, subject to oversight by the Board, pursuant to a Management and Advisory Agreement, dated November 6, 2014 (the “Management Agreement”). In accordance with the Management Agreement, the Manager provides the Company with a management team, other personnel and corporate infrastructure. Accordingly, all of the individuals who provide services to the Company are currently employees of the Manager. In exchange for the Manager’s services, the Company pays the Manager certain fees, including a management fee and, subject to performance, an incentive fee. The Company also reimburses the Manager for certain costs.

Under the Termination and Cooperation Agreement, the parties have agreed to terminate the Management Agreement effective as of January 1, 2019. In consideration for the termination of the Management Agreement prior to the end of its term, the Company will (i) make a one-time cash payment of $10 million to the Manager and (ii) issue to the Manager 400,000 shares of the Company’s newly created Series A Cumulative Perpetual Preferred Stock, which will have a liquidation preference amount of $100 per share and pay a cumulative quarterly cash dividend at a rate of 6.0% per year (the “Preferred Stock”). The Preferred Stock will be redeemable by the Company at any time. In addition, the Manager will have the right to require the Company to redeem 50% of the Preferred Stock beginning at the end of 2020, and the other 50% beginning at the end of 2021.

As a result of the termination of the Management Agreement, the Company will cease to be externally managed, and the Company will become the employer of its officers and employees. Susan Givens has accepted an offer of employment to remain as the Company’s Chief Executive Officer, and the post-internalization management team is expected to include several individuals who currently are employees of the Manager and serve in key roles at the Company. In addition, the Manager is expected to continue to provide certain services (at cost) for a transition period, pursuant to a transition services agreement.

Expected Benefits of the Internalization

The internalization is expected to have the following key benefits:

•	Cost-Savings. The Company estimates that the internalization will result in a reduction in general and administrative expenses of approximately $10 million per year.

•	Simplicity and Transparency. The internalization is expected to simplify the Company’s organizational structure and increase the transparency of its financial results.

•	Expanded Institutional Ownership. New Senior’s institutional ownership base could expand as a result of increased comparability with its peers in the healthcare REIT sector.

The internalization is one of several types of transactions that were given thorough consideration by the Board and the Special Committee during the course of the strategic review. Having considered a range of alternatives, the Board and the Special Committee believe that internalizing the Company’s management function will provide the greatest opportunity to maximize value for shareholders.

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of September 30, 2018, New Senior is one of the largest owners of senior housing properties, with 133 properties across 37 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected internalization of the Company’s management, including with respect to the potential costs and benefits, and the expected completion, thereof. These statements are not historical facts. They represent current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the Company’s ability to successfully manage the transition to self-management. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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